EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

Form S-8	No. 333-119413	Amended and Restated 1999 Equity Participation Plan of Libbey Inc.
	No. 333-139089	Libbey Inc. 2006 Omnibus Incentive Plan
	No. 333-176086	Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan

of our report dated March 13, 2015, except for Note 19, as to which the date is February 29, 2016, with respect to the consolidated financial statements and schedule of Libbey Inc., for the year ended December 31, 2014 included in this Annual Report (Form 10-K) of Libbey Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Toledo, Ohio
March 3, 2017